Exhibit 10.1

ASSIGNMENT AND FIFTH AMENDMENT TO LEASE

THIS ASSIGNMENT AND FIFTH AMENDMENT TO LEASE (this “Assignment and Amendment”) is entered into as of the 2nd day of May, 2014 (the “Effective Date”), by and between ND/CR UNICORN LLC, a Delaware limited liability company (the “Landlord”), MONOTYPE IMAGING HOLDINGS, INC., a Delaware corporation (the “Tenant”) and MONOTYPE IMAGING, INC., a Delaware corporation (the “Original Tenant”).

Recitals

A. Reference is made to that certain Office Lease dated for reference January 5, 2005, by and between by and between Acquiport Unicorn, Inc., predecessor-in-interest to Landlord, as landlord, and Original Tenant, as tenant, as affected by that certain First Amendment to Lease dated as of January 26, 2005, as further affected by that certain Second Amendment to Lease dated May 26, 2006, as further affected by that certain Third Amendment to Lease dated March 4, 2008, and as further affected by that certain Fourth Amendment to Lease dated December 2, 2009 (as so amended, collectively, the “Lease”) with respect to approximately 38,380 rentable square feet of space (the “Original Premises”) on the second (2nd) floor of the building located on the property known as and numbered 500 Unicorn Park, Woburn, Massachusetts (the “Original Building”).

B. Original Tenant desires to assign all of its right, title and interest in and to the Lease to Tenant, and Tenant desires to accept such assignment of Original Tenant’s right, title and interest in and to the Lease.

C. Landlord and Tenant have agreed to relocate Tenant (the “Relocation”) to approximately 42,250 rentable square feet of space on the third (3rd) floor (33,224 rsf) and fourth (4th) floor (9,026 rsf) of the building located on the property known as and numbered 600 Unicorn Park, Woburn, Massachusetts (the “New Building”), as more particularly described in Exhibit A attached hereto and made a part hereof (the “New Premises”).

D. Landlord and Tenant desire to (i) memorialize the Relocation and (ii) otherwise amend the Lease as more particularly set forth below.

Agreements

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord, Tenant and Original Tenant hereby agree as follows:

1. Capitalized Terms. Each capitalized term appearing but not defined herein shall have the meaning, if any, ascribed to such term in the Lease.

2. Recitals. The recitals above set forth are true and complete and are incorporated herein by reference.

3. Assignment and Assumption of Lease. Original Tenant does hereby assign, transfer, convey and deliver to Tenant all of Original Tenant’s right, title and interest in and to the Lease (including the Security Deposit which shall continue to be held by Landlord as set forth in the Lease) and the Premises. Tenant does hereby accept the assignment, transfer, conveyance and delivery to Tenant all of Original Tenant’s right, title and interest in and to the Lease and the Premises and expressly assumes and agrees hereafter to pay, perform and observe all the terms, covenants, conditions and obligations of Original Tenant under the Lease. Notwithstanding anything to the contrary herein, this Assignment and Amendment shall not release Original Tenant from any of its obligations under the Lease.

4. Surrender of Original Premises. Tenant acknowledges and agrees that, within five (5) business days after the New Premises Commencement Date (as hereinafter defined), Tenant shall vacate and surrender the Original Premises, vacant, broom clean and free of debris and shall repair any damage to the Original Premises resulting from the removal of Tenant’s fixtures, furniture, equipment and other personal property. Pursuant to and without limiting Landlord’s rights under Section 14 of the Lease, if Tenant fails to timely vacate and surrender to Landlord any portion of the Original Premises as required herein, then Tenant shall be obligated to pay to Landlord, the Holdover Rate specified in Section 14 of the Lease and also pay all damages sustained by Landlord by reason of such failure to vacate and surrender the Original Premises as provided in Section 14 of the Lease. Notwithstanding any provision of the Lease to the contrary, in no event shall any failure of Tenant to vacate the Original Premises (or any portion thereof) or the acceptance by Landlord of the Holdover Rate be deemed to be a consent to such occupancy or be deemed to create a tenancy-at-will or any other tenancy, unless Landlord elects otherwise pursuant to Section 14 of the Lease.

5. New Premises.

a. Landlord shall endeavor to deliver the New Premises to Tenant on or before September 1, 2014, in vacant, broom clean condition, with all base building systems and equipment in good working order and repair. Except as expressly provided in the prior sentence, the New Premises are being leased by Tenant in their condition as of the New Premises Delivery Date (as hereinafter defined), “As Is,” without representation or warranty by Landlord. Tenant acknowledges that it has inspected the New Premises and common facilities of the Building and, except as described in the foregoing sentence and the Base Building Work (as hereinafter defined), has found the same satisfactory. The date that Landlord delivers the New Premises to Tenant in such condition is hereinafter referred to as the “New Premises Delivery Date”. Tenant shall have access to the New Premises from and after the New Premises Delivery Date through the New Premises Commencement Date for the purposes of designing and performing the Initial Work in the Premises. Such access shall be subject to and upon all of the terms and conditions of the Lease other than the payment of Base Rent or Additional Rent. Tenant acknowledges that (i) all or a portion of the New

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Premises are currently occupied by other tenants, (ii) except as hereinafter provided, Landlord shall not be liable to Tenant for failing to deliver the New Premises, or any portion thereof, to Tenant by any particular date, and (iii) Tenant shall not have the right to terminate this Lease for Landlord’s failure to timely deliver the New Premises, or any portion thereof, to Tenant by any particular date, but shall accept delivery of such New Premises when delivered by Landlord. Notwithstanding the foregoing, if the New Premises Delivery Date has not occurred on or before September 1, 2014, other than as a result of force majeure, Tenant shall be entitled to an additional day for day credit against Base Rent for each day after such date that the New Premises Delivery Date has not occurred until November 30, 2014. If the New Premises Delivery Date has not occurred on or before December 1, 2014, other than as a result of force majeure, Landlord agrees to reimburse Tenant for actual third party costs incurred by Tenant in an amount not to exceed $250,000 (the “Existing Premises Work Costs”) to reconfigure or refurbish the Original Premises to enhance functionality and better accommodate employee occupancy (the “Existing Premises Work”). All of the Existing Premises Work shall be completed by Tenant in accordance with the requirements set forth in Section 6 of the Lease and the Rules and Regulations for Initial Work and Tenant Alterations attached hereto as Exhibit E. Tenant agrees to mitigate the Existing Premises Work Costs to the extent possible – e.g. acquiring used furniture and quantity and quality of building materials consistent with the current improvements to the Existing Premises. At Tenant’s election, Tenant may receive such reimbursement of the Existing Premises Work Costs as a credit in the amount of such Costs applied against subsequent obligations of Tenant to pay Rent. If the New Premises Delivery Date has not occurred on or before January 1, 2015, other than as a result of force majeure, Tenant shall have the right to extend the term of the Lease with respect to the Original Premises (the “Original Premises Extension Term”) exercisable upon written notice to Landlord given no later than January 31, 2015, for an extension term expiring on the earlier of (a) April 30, 2016 and (b) the date that is six (6) months following the receipt of written notice to Landlord of Tenant’s election to terminate the Original Premises Extension Term. Such extension shall be on the same terms, covenants and conditions as the current Term of the Lease with respect to the Original Premises (without giving effect to this Amendment) and shall be Tenant’s sole and exclusive remedy for Landlord’s failure to deliver the New Premises. Notwithstanding the foregoing, if Tenant exercises such right of extension and Landlord delivers the New Premises in accordance herewith on or before the date that is thirty (30) days following receipt of Tenant’s extension notice, such notice shall be null and void and of no further force and effect and the Lease (and this Amendment) shall continue in full force and effect.

b. From and after the New Premises Commencement Date (as defined in the attached Reference Pages), the New Premises shall constitute the “Premises” and the New Building shall constitute the “Building” under the Lease for all purposes, and from and after the New Premises Commencement Date, the Reference Pages (the “Amended Reference Pages”) attached hereto shall be the Reference Pages for all purposes under the Lease and Exhibit A, Exhibit A-1 and Exhibit B to the Lease shall be deleted and Exhibit A, Exhibit A-1 and Exhibit B attached hereto shall be substituted therefor and made a part hereof.

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6. Term. Effective as of the New Premises Commencement Date, the Term of the Lease shall be as set forth in the Amended Reference Pages.

7. Rent. Effective as of New Premises Commencement Date, Annual Rent and Monthly Installments of Rent shall be due and payable by Tenant pursuant to Article 3 of the Lease in accordance with the schedule set forth in the Amended Reference Pages.

8. Rent Adjustments. Effective as of New Premises Commencement Date, the definition of “Tenant’s Proportionate Share”, “Base Year (Expenses)”, Base Year (Insurance)” and “Base Year (Taxes)” shall be as set forth in the Amended Reference Pages.

9. Condition of New Premises.

a. Preparation of Plans. Landlord and Tenant have approved the schematic plans attached hereto as Exhibit B (the “Schematic Plans”) for the interior finish and layout of the initial improvements which Tenant desires to have performed in the New Premises, including the demolition of interior partitions, remove ceilings, lighting and ductwork and voice/data cabling in the New Premises (collectively, the “Initial Work”). Tenant shall prepare, at its sole cost and expense (subject to the Landlord’s Contribution), final plans and specifications for the Initial Work consistent with the Schematic Plans (the “Plans”). The Plans shall be prepared by Spagnolo Gisniss & Associates, Inc. (the “Architect”). The Plans shall be submitted to Landlord for its approval, which shall not be unreasonably withheld, conditioned or delayed, and Landlord shall approve or disapprove of the Plans within ten (10) days of receiving them. At Tenant’s sole cost and expense (subject to the Landlord’s Contribution), Tenant shall cause the Plans to be revised in a manner sufficient to remedy the Landlord’s reasonable objections and/or respond to the Landlord’s concerns and for such revised Plans to be redelivered to Landlord, and Landlord shall approve or disapprove Tenant’s revised Plans within five (5) business days following the date of resubmission. The Plans shall be stamped by the Architect and engineer, such engineer being subject to Landlord’s prior reasonable approval, and shall comply with Applicable Law and the requirements of the Rules and Regulations and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for such Initial Work. The Architect shall agree to reasonably cooperate with Landlord and the general contractor to administer the construction contract and issue certifications and certificates of payment thereunder. Landlord shall not charge any administrative or management fees in connection with the Initial Work.

b. Initial Work. All of the Initial Work shall be completed by Tenant in accordance with the requirements set forth in Section 6 of the Lease and the Rules and Regulations for Initial Work and Tenant Alterations attached hereto as Exhibit E (which shall be applicable to the Initial Work and any further Alterations).

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c. Landlord’s Contribution. Landlord shall reimburse Tenant for the costs incurred by the Tenant with respect to the design and performance of the Initial Work (the “Cost of Initial Work”) up to $1,683,160 (the “Landlord’s Contribution”), subject to the provisions hereof. If the Cost of the Initial Work is less than the Landlord’s Contribution, the remaining balance (not to exceed $126,237) may be used by Tenant for moving and voice and data cabling expenses (the “Moving Allowance”), subject to the provisions hereof. To the extent that the Cost of Initial Work exceeds the Landlord’s Contribution, Tenant shall be entirely responsible for such excess. Landlord’s Contribution shall be payable by Landlord directly to the general contractor in installments as the Initial Work progresses. Prior to payment of any such installment, Tenant shall deliver to Landlord a written request, to be submitted no more frequently than once every thirty (30) days, for such disbursement, which request shall be accompanied by: (i) invoices for the Initial Work covered by any previous requisition; (ii) copies of partial lien waivers or final lien waivers (in the case of a final installment); and (iii) a certificate signed by the Architect and an officer of the Tenant certifying that the Initial Work represented by the aforementioned invoices has been completed substantially in accordance with the Plans and that the remaining portion of Landlord’s Contribution is sufficient to pay in full for the completion of the Initial Work. If at any time the amount of Landlord’s Contribution remaining is insufficient to pay for the remaining amount of the Initial Work, then Tenant shall pay from its own funds all further sums necessary to enable Tenant and Tenant’s architect to again make the certification required under subsection (iii) above. Notwithstanding the foregoing, Tenant may elect to fund any sums necessary to complete the Initial Work up to $420,790.00, which may be financed by Landlord pursuant to a promissory note made by Tenant to the order of Landlord (the “Note”) in the form attached hereto as Exhibit PN. Any default under the Note continuing beyond applicable notice and cure periods shall be an Event of Default under the Lease.

Any portion of Landlord’s Contribution which has not been requested on or before the first anniversary of the date hereof shall be deemed forfeited by Tenant and Landlord shall have no further obligation with respect thereto. The Landlord’s Contribution shall be deemed a part of the Concession Amount under Section 19.3 of the Lease.

d. Early Entry. Landlord shall use reasonable efforts to coordinate access for Tenant to the New Premises after the execution hereof for design, space planning and inspection to such space in the event Tenant requires access, subject to the terms and provisions of the applicable leases of existing tenants of the New Premises.

10. Base Building Work. Landlord shall, at Landlord’s expense, in a good and workmanlike manner complete (or pay for to the extent the parties agree that the

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Base Building Work is included in the Initial Work and is performed by Tenant’s general contractor) the following work in the common areas of the Building and the New Premises, as applicable prior to the New Premises Commencement Date, subject to force majeure, Tenant Delay and other reasons beyond Landlord’s reasonable control (the “Base Building Work”):

a.	Complete, if necessary, any improvements to the restrooms, elevators or egress on the 3rd and 4th floors of the Building to evidence compliance with the Americans with Disabilities Act of 1990 (the “ADA”).

b.	Deliver the existing window coverings in the Premises in clean and good condition free from any material defects.

c.	Replace all existing single level water fountains with bi-level water fountains to meet ADA requirements.

d.	Replace covers on all wall unit heaters in the New Premises.

e.	Ensure all concrete floors within the New Premises are free of any material defect.

f.	Ensure that fire alarm panels are in compliance with current codes.

11. Signage. Tenant shall be permitted, at its sole cost and expense, to install, maintain, repair and use on a non-exclusive basis a sign on the exterior elevation of the Building facing Interstate Route 93 (the “Exterior Sign”). The Exterior Sign, including the location, size, style, type, materials used and installation methods employed, shall be subject to Landlord’s prior written consent, not to be unreasonably withheld upon submission of detailed plans by Tenant. Tenant shall obtain all necessary permits and approvals and comply with all applicable laws, codes and ordinances in connection with the installation, operation maintenance and use of the Exterior Sign. At the expiration of the term or earlier termination of this Lease, Tenant shall remove the Exterior Sign and repair all damage caused by such removal in a good and workmanlike manner and restore the exterior elevation and facade of the Building to the same condition as existed prior to the installation of the Exterior Sign.

12. Back Up Power Generator and Supplemental HVAC. Tenant, at its sole cost and expense, shall have the non-exclusive right (it being understood that Landlord may grant, extend or renew similar rights to others) to install, operate, maintain, and from time to time replace a Back Up Power Generator (the “Generator”) and a Supplemental HVAC Unit (the “Unit”) either on the roof of the Building or at ground level on the Property. Possible locations for the Generator and Unit are noted on Exhibit A. Prior to commencing any installation, operation or maintenance of either the Generator or the Unit, Tenant shall (i) obtain Landlord’s prior approval of the plans and specifications therefor, including the proposed size, weight (if located on the roof) and location and, if located on the roof, the method for fastening to the roof and the power supply therefor, (ii) such installation and/or replacement shall comply strictly with all Laws and, if located

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on the roof, the conditions of any bond or warranty maintained by Landlord on the roof, (iii) use the Generator and/or the Unit solely for its own use or such Building common area use as approved by Landlord, (iv) not grant any right to use of the Unit to any other party, and (v) obtain and maintain in effect, at Tenant’s sole cost and expense, any necessary federal, state, and municipal permits, licenses and approvals, and deliver copies thereof to Landlord. If located on the roof, Landlord may supervise or perform any roof penetration related to the installation of the Generator or the Unit, as applicable, and Landlord may charge the cost thereof to Tenant. Tenant agrees that all installation, construction, operation and maintenance shall be performed in a neat, responsible, good and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Generator and the Unit, as applicable. Any Generator or Unit shall remain the property of Tenant, and Tenant may remove the same at its cost at any time during the Term. Tenant shall remove the Generator and the Unit, as applicable, at Tenant’s cost and expense upon the expiration or termination of this Lease. Tenant agrees that the Generator and the Unit, as applicable, and any wires, cables or connections relating thereto, and the installation, maintenance and operation thereof shall in no way interfere with the use and enjoyment of the Building or the equipment of other tenants or occupants of the Property. If such interference shall occur, Landlord shall give Tenant written notice thereof and Tenant shall correct promptly after receipt of such notice.

13. Expenses. The definition of Expenses in Section 4.1.2 of the Lease is amended to provide that the management fee included in Expenses shall not exceed 4% of the gross rent for the Building. Section 4.3 of the Lease is amended by adding the words “or Base Year” to the end of the last sentence thereof. Further Section 4.3 is amended by adding the following at the end thereof:

Landlord will provide a cap on increases in Controllable Expenses (as hereinafter defined) not to exceed 105% of the prior Lease Year’s Controllable Expenses but such cap shall only apply in the event that Expenses exceed by more than 105% Expenses for the prior Lease Year. In calculating the cap on Controllable Expenses in any Lease Year, first, Uncontrollable Expenses (as hereinafter defined) shall be deducted from Expenses (if overall Expenses exceed more than 105% Expenses for the prior Lease Year), second, the cap shall be applied to Controllable Expenses for the current Lease Year, if applicable, third, Uncontrollable Expenses shall be added to Controllable Expenses, as limited by the cap hereunder. As used herein, “Controllable Expenses” shall mean all Expenses except for Uncontrollable Expenses and “Uncontrollable Expenses” shall mean expenses for (i) snow removal, (ii) utilities, (iii) labor cost premiums for cleaning services resulting from collective bargaining/union contracts, and (iv) extraordinary repair and maintenance items.

14. Gym. Landlord agrees to cause a gym to be operated in the Park, subject to casualty and condemnation, force majeure, other causes beyond Landlord’s reasonable control and occasional down time due to change of management or ownership or

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remodeling. The location, days and hours of operation and type of equipment and services of such gym shall be determined by Landlord in its sole discretion. This covenant shall terminate at such time as Tenant no longer occupies and is conducting business in substantially the entire Premises.

15. Use. The New Premises shall be used solely for general office use.

16. Insurance. Section 11.1 of the Lease is deleted in its entirety and the following is substituted therefor:

“11.1 Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy with a limit of not less than $3,000,000 per occurrence and not less than $5,000,000 in the annual aggregate, or such larger amount as Landlord shall prudently require from time to time, covering bodily injury and property damage liability and $2,000,000 products liability/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s compensation with limits at least as required by statute and Employers Liability with limits of at least $1,000,000 Bodily Injury by Accident for Each Accident, $1,000,000 Bodily Injury by Disease for Each Person and $1,000,000 Bodily Injury by Disease policy limit (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises shall fulfill the requirements set forth herein.”

17. Extension Option. Section 37 of the Lease is amended by deleting the first paragraph thereof and substituting therefor the following:

“Tenant shall have the option (the “Extension Option”) to extend the Term of this Lease for two (2) additional periods of five (5) years each with respect to all of the Premises or with respect to only the portion of the Premises located on the third (3rd) floor of the Building consisting of 33,224 rentable square feet. Tenant’s right to exercise its Extension Option is conditioned upon (a) no Default of Tenant existing on the date of exercise or the date the Extension Term is to commence, (b) this Lease being in full force and effect and (c) Monotype Imaging Holdings Inc. (or Affiliate to whom the Lease has been assigned pursuant to Section 9.2 of the Lease) occupying no less than 50% of the Premises from the New Premises Commencement Date on the date of its exercise of such Extension Option and the date on which the Extension Term is to commence. If Tenant exercises its Extension Option, then the portion of the Term preceding the originally scheduled Termination Date shall be referred to as the “Initial Term,”

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and the portion of the Term from and after the originally scheduled Termination Date shall be referred to as the “Extension Term.” The Extension Term shall be upon all the same terms, covenants and conditions as the Initial Term, except (i) as to Annual Rent and Monthly Installment of Rent, which shall be determined as set forth in Section 37.2, and (ii) that on the second extended term Tenant shall have no further extension rights unless otherwise expressly provided herein or hereafter agreed to in writing by Landlord.”

18. Right of First Offer. From and after the New Premises Commencement Date, Section 41 of the Lease is deleted in its entirety and the following is substituted therefor: “Tenant shall have a right of first offer (the “Right of First Offer”) to lease any space which is immediately contiguous to, and on the same floor as, the Premises which becomes available in the Building (the “Expansion Space”), subject to the existing rights of other tenants in the Building as of the Effective Date of this Assignment and Amendment, and subject to the right of Landlord to extend or renew any then current lease (or enter into a new lease with the same tenant even if no extension or renewal rights are contained in said then current lease). If (a) Landlord decides to lease any part of the Expansion Space, (b) such Expansion Space is to become available for leasing, (c) no other party has a prior right thereto, and (d) Landlord has not extended or renewed any then current lease thereof, Landlord agrees to offer the Expansion Space to Tenant (the “Offer”) first before offering it to any other person. The Expansion Space is to be offered at the fair market rent determined by Landlord in its sole discretion (the “Expansion Space Rent”), but otherwise on the same terms and conditions as contained in this Lease (other than condition, which shall be “as is” without any contribution by Landlord for fit- up of the Expansion Space), except that Tenant’s Proportionate Share shall be adjusted proportionately to reflect the Expansion Space and except that the Term with respect to the Premises, including without limitation, the Expansion Space, may be extended by virtue of any acceptance of the Offer as set forth below.

The Offer shall set forth (1) Landlord’s determination of the Expansion Space Rent, (2) the anticipated delivery date, (3) the additional letter of credit or and/or security deposit to be required, and (4) the term of the Lease which will be required for all of the Premises as more particularly described below. The term of the Lease as to all the Premises shall end on the later to occur of (y) the Termination Date hereof, and (z) the date which is three (3) years after the date the Expansion Space would become part of the Premises hereunder as set forth in the Offer. In such instance, the Offer shall also set forth the Annual Rent for the non-Expansion Space for the period from and after the expiration of the then current Term. Tenant shall have ten (10) business days following receipt of the Offer to provide Landlord with written notice that Tenant accepts or rejects the Offer, time being of the essence. If Tenant fails to notify Landlord of its decision within the ten (10) business day period, Tenant shall be deemed to have rejected the Offer and Landlord shall be free thereafter to offer the Expansion Space to any person on such terms as may be agreed to with such third party.

If Tenant accepts the Offer, then Tenant shall be fully responsible, at its sole cost and expense, to construct leasehold improvements therein and to demise the same.

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Tenant’s right to be provided with an Offer and its right to accept the Offer are conditioned upon (i) no Event of Default of Tenant having occurred either on or before the date of the exercise or the date the Expansion Space is added to the Premises, (ii) this Lease being in force and effect and (c) Monotype Imaging Holdings Inc. (or Affiliate to whom the Lease has been assigned pursuant to Section 9.2 of the Lease) occupying no less than 50% of the Premises on the date of its exercise of such Extension Option and the date on which the Extension Term is to commence.

If Tenant shall fail or decline to accept any Offer, then this Right of First Offer shall lapse and this Section 41 shall be void and of no further force and effect as to the Expansion Space so offered, provided, however, that if Landlord desires to lease such Expansion Space at a net effective rent less than ninety percent (90%) of the Expansion Space Rent set forth in Landlord’s offer or to offer for lease the Expansion Space twelve (12) months or more after Tenant elected not to lease, or the date by which Tenant failed timely to elect to lease, such Expansion Space then, prior to leasing the applicable Expansion Space to another party, Landlord shall again give Tenant notice of the availability of the applicable Expansion Space and the offer terms and an opportunity to lease the same in accordance with the foregoing provisions of this Section.”

19. Miscellaneous. Tenant hereby acknowledges that (i) Landlord has no undischarged obligations under the Lease to perform any work or improvements to the Original Premises or, except as provided herein, the New Premises or to provide any tenant improvement allowance under the Lease; (ii) there are no offsets or defenses that Tenant has against the full enforcement of the Lease by Landlord; (iii) neither Landlord nor Tenant is in any respect in default under the Lease; and (iv) Tenant has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Original Premises.

20. Brokers. Landlord and Tenant hereby represent and warrant to each other that neither has dealt with any real estate broker or agent in connection with the procurement of this Assignment and Amendment other than Cushman & Wakefield. Landlord and Tenant shall indemnify and hold each other harmless from any costs, expenses or liabilities (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent other than the aforementioned broker in connection with the procurement of this Assignment and Amendment because of any act or statement by Landlord or Tenant.

21. Entire Amendment. This Assignment and Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter.

22. Authority. Landlord and Tenant each warrant to the other that the person or persons executing this Assignment and Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Assignment and Amendment.

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23. Binding Amendment. This Assignment and Amendment shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

24. Ratification. Except as herein modified, the Lease is hereby ratified and confirmed.

25. Governing Law. This Assignment and Amendment shall be governed by the law of the Commonwealth of Massachusetts.

26. Enforceability. If any clause or provision of this Assignment and Amendment is or should ever be held to be illegal, invalid or unenforceable under any present or future law applicable to the terms hereof, then and in that event, it is the intention of the parties hereto that the remainder of this Assignment and Amendment shall not be affected thereby, and that in lieu of each such clause or provision of this Assignment and Amendment that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

27. No Offer. Submission of this Assignment and Amendment for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this Assignment and Amendment shall not be effective until execution and delivery by all parties.

28. Counterparts. This Assignment and Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29. Independent Covenants. As a material inducement for Landlord and Tenant to enter into this Assignment and Amendment and the Lease, both Landlord and Tenant acknowledge and agree that the Lease shall be construed as though the covenants therein between Landlord and Tenant are completely independent and not dependent and Tenant hereby expressly agrees that if Landlord fails to perform its obligations set forth therein, Tenant shall not be entitled to make any repairs or perform any acts thereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord (except as otherwise provided in the Lease) or terminate the Lease as a result of Landlord’s failure to perform or refraining from performing any covenant or obligation of Landlord thereunder. This Section shall not limit any equitable remedies that Tenant may have or its rights under applicable law.

30. OFAC Certification. Tenant certifies that (a) it is not acting, directly or indirectly, for or on behalf of any Person, group or nation named by an Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control, and (b) Tenant has not entered into this Lease, directly or

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indirectly on behalf of any such Person, group, or nation. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and reasonably expenses (including, without limitation, attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

31. Effective Date. The parties agree that this Assignment and Amendment shall be effective as of the Effective Date. To the extent this Assignment and Amendment contains language which purports to amend the Lease with respect to periods of time prior to the Effective Date, such language is for clarification purposes only and shall not be deemed to change the obligations of the parties with respect thereto. In no event shall this Assignment and Amendment be construed to (y) limit, waive, release or terminate any default by, or outstanding obligation of, Tenant whatsoever existing under the Lease prior to the Effective Date, all of which, if any, shall expressly survive the effect of this Assignment and Amendment and are hereby reserved, or (z) impose any liability on Landlord for any period of time preceding its ownership of the Building.

[The Remainder of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Amendment under seal as of the date and year first above written.

LANDLORD:

ND/CR UNICORN LLC, a Delaware limited liability company

By: CR/ND Unicorn LLC, a Delaware limited liability company, its Operations Member

By: ND Unicorn LLC, a Massachusetts limited liability company, its Managing Member

By: ND Real Estate, Inc., a Massachusetts corporation, its Manager

By:

Name:	Edward L. Marsteiner
Title:	Vice President

TENANT:

MONOTYPE IMAGING HOLDINGS, INC., a Delaware corporation

By:

Name: Douglas J. Shaw
Title: President & CEO

ORIGINAL TENANT:

MONOTYPE IMAGING, INC., a Delaware corporation

By:

Name: Douglas J. Shaw
Title: President & CEO

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AMENDED REFERENCE PAGES

Attached to and made a part of Lease bearing the

Lease Reference Date of January 5, 2005 between

ND/CR Unicorn LLC, as Landlord, and

Monotype Imaging Holdings, Inc., as Tenant, as amended

LEASE REFERENCE DATE:	January 5, 2005

LANDLORD:	ND/CR Unicorn LLC, a Delaware limited liability company

LANDLORD’S ADDRESS:	c/o National Development 2310 Washington Street Newton Lower Falls, MA 02462 Attention: Edward L. Marsteiner
WIRE INSTRUCTIONS AND/OR ADDRESS FOR RENT PAYMENTS:	Wiring Instructions:
Bank:
ABA/Routing #:

Account Name:
Account Number:
Account Type:

Mailing Address:

National Development 2310 Washington Street Newton Lower Falls, MA 02462 Attention: Accounting

LANDLORD’S MANAGING AGENT:	National Development Asset Management of New England Limited Partnership, or such other person or entity from time to time designated by Landlord.

TENANT:	Monotype Imaging Holdings, Inc., a Delaware corporation

TENANT’S NOTICE ADDRESS:	Prior to New Premises Commencement Date: 500 Unicorn Park Drive Woburn, MA 01801 Attention: After New Premises Commencement Date: 600 Unicorn Park Drive

14

Woburn, MA 01801 Attention:

BUILDING:	600 Unicorn Park Drive Unicorn Park Woburn, MA 01801

LOT:	The land area described on the attached Exhibit A-1

PARK:	The office park described on Exhibit A-2

PREMISES ADDRESS:	600 Unicorn Park Drive Unicorn Park Woburn, MA 01801

PREMISES RENTABLE AREA:	Approximately 42,250 rentable square feet (for outline of Premises see Exhibit A).

NEW PREMISES COMMENCEMENT DATE:	The date that is the first to occur of (a) four (4) months after the New Premises Delivery Date and (b) the date that Tenant substantially completes the Initial Work and occupies the New Premises for the conduct of its business.

TERM OF LEASE:	8 Years commencing on the New Premises Commencement Date and expiring on the Termination Date; provided however if the New Premises Commencement Date is other than the first of the month the Term shall include the period up to the first day of next full calendar month.

TERMINATION DATE:	The last day of the ninety-sixth (96th) full calendar month after the New Premises Commencement Date

ANNUAL RENT AND MONTHLY INSTALLMENT OF RENT (Article 3):

Period	Annual Rent	Monthly Installment of Rent

Months 1 – 3; including any partial month at the beginning of the Term	$0.00; provided Tenant is not in default hereunder	$0.00; provided Tenant is not in default hereunder

Months 4 - 36	$1,193,562.50	$99,463.54

Months 37 – 72	$1,235,812.50	$102,984.38

Months 73 - 96	$1,278,062.50	$106,505.21

15

Tenant shall be responsible for Tenant’s electricity costs (including, but not limited to, electricity for lights, plugs, VAV boxes and any supplemental HVAC systems) throughout the Term in addition to the above- referenced Rent and in addition to Expenses. Such electricity costs are estimated to be $1.50/ s.f. per year and Tenant shall make monthly electricity payments to Landlord, as additional rent along with the Monthly Installment of Rent, in an amount determined by Landlord, based on such estimate. As part of the annual cost of Tenant’s usage for the year in question, based on the sub-meter readings and the utility company rates, Tenant shall pay any underpayment, or be entitled to a credit for any overpayment, in same manner as contemplated in Section 4.5.

BASE YEAR (EXPENSES):	Calendar Year 2015

BASE YEAR (INSURANCE):	Calendar Year 2015

BASE YEAR (TAXES):	Fiscal Year 2015 (i.e. July 1, 2014 – June 30, 2015)

TENANT’S PROPORTIONATE SHARE:	32.28% (42,250 sf/ 130,876 sf)

SECURITY DEPOSIT:	$142,325.84, in cash

ASSIGNMENT/SUBLETTING FEE:	$2,000

AFTER HOURS HVAC COST:	$50.00 per hour, subject to change

PARKING:	The Parking ratio for the Lot is 3.5 spaces per 1,000 square feet of rentable space in the Building and 148 parking spaces are available, non-exclusively, on an unreserved, first come, first served basis. As part of the parking spaces available to Tenant, Tenant shall have the right to use fifty (50) reserved parking spaces within the parking deck on the Lot in an area designated by Landlord and as noted on Exhibit A, Tenant shall also have the right to use 21 additional spaces on the first (1st) floor at the parking garage located at the adjacent property owned by Landlord known as and numbered 400 Unicorn Park Drive.

REAL ESTATE BROKER DUE COMMISSION:	Cushman & Wakefield

BUILDING BUSINESS HOURS:	Monday through Friday, 8:00 a.m. – 6:00 p.m. Saturday 8:00 a.m. – 1:00 p.m.

AMORTIZATION RATE:	11%

16

The Amended Reference Pages information is incorporated into and made a part of the Lease and each reference in the Lease to any of the foregoing terms shall be construed to incorporate that term set forth in the Amended Reference Pages. The Lease includes Exhibits A – D, all of which are made a part of the Lease.

LANDLORD:

ND/CR UNICORN LLC, a Delaware limited liability company

By:	CR/ND Unicorn LLC, a Delaware limited liability company, its Operations Member

By:	ND Unicorn LLC, a Massachusetts limited liability company, its Managing Member

By:	ND Real Estate, Inc., a Massachusetts corporation, its Manager

By:

Name:	Edward L. Marsteiner
Title:	Vice President

TENANT:

MONOTYPE IMAGING HOLDINGS, INC., a Delaware corporation

By:

Name: Douglas J. Shaw
Title: President & CEO

17

Exhibit A

Attached to and made a part of Lease

between

ND/CR Unicorn LLC, as Landlord, and

Monotype Imaging Holdings, Inc., as Tenant, as amended

PREMISES

Exhibit A is intended only to show the general layout of the Premises as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights set forth in Article 17 with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

Exhibit A-1

Attached to and made a part of Lease

between

ND/CR Unicorn LLC, as Landlord, and

Monotype Imaging Holdings, Inc., as Tenant, as amended

DESCRIPTION OF LOT

600 Unicorn Park Drive

Unicorn Park

Woburn, Massachusetts

The Lot described in the attached Lease is identified as Lot 5 on the plan recorded with the Middlesex South District Registry of Deeds as Plan No. 1283 of 1980, in Book 14105, Page 86.

Exhibit B

Attached to and made a part of Lease

between

ND/CR Unicorn LLC, as Landlord, and

Monotype Imaging Holdings, Inc., as Tenant, as amended

Initial Work Schematic Plan

LEVEL 4- TEST FIT

LEVEL 3- TEST FIT

Monotype

CUSHMAN & WAKEFIELD

PROJECT NORTH

TRUE NORTH

LEVELS 3 + 4 FLOOR PLAN

Monotype

CUSHMAN & WAKEFIELD.

ROOM FINISH INFORMATION

Monotype

CUSHMAN & WAKEFIELD.

REFLECTED CEILING PLAN LEGEND

2 LEVEL 4- REFLECTED CEILING PLAN

1 LEVEL 3- REFLECTED CEILING PLAN

PROJECT NORTH

TRUE NORTH

LEVEL 3 + 4 REFLECTED CEILING PLAN

Exhibit PN

Attached to and made a part of Lease

between

ND/CR Unicorn LLC, as Landlord, and

Monotype Imaging Holdings, Inc., as Tenant, as amended

PROMISSORY NOTE

$ .00	, 2014

FOR VALUE RECEIVED, [                    ], a                      corporation, with an address of 600 Unicorn Park Drive, Woburn, Massachusetts (hereinafter collectively referred to as the “Maker”), unconditionally promises to pay to the order of ND/CR UNICORN LLC, a Delaware limited liability company (hereinafter called the “Payee”, which term shall include the holder or holders from time to time of this Note), at 2310 Washington Street, Newton Lower Falls, Massachusetts 02462, or at such other place as the Payee may from time to time designate in writing, the principal sum of                      AND NO/100 DOLLARS ($        .00) (hereinafter referred to as the “Loan Amount”) in lawful money of the United States of America, with interest thereon or on the balance thereof from time to time outstanding, at the Interest Rate (as hereinafter defined), computed from the date hereof until all obligations hereunder are paid in full. As used herein, “Interest Rate” shall mean an annual interest rate of eight percent (8%) per annum.

Reference is made to that certain Office Lease dated for reference January 5, 2005, by and between by and between Acquiport Unicorn, Inc., predecessor-in-interest to Payee, as landlord, and Tenant, as tenant, as affected by that certain First Amendment to Lease dated as of January 26, 2005, as further affected by that certain Second Amendment to Lease dated May 26, 2006, as further affected by that certain Third Amendment to Lease dated March 4, 2008, as further affected by that certain Fourth Amendment to Lease dated December 2, 2009, as further affected by that certain Fifth Amendment to Lease dated             , 2014 (as so amended, collectively, the “Lease”) with respect to approximately 42,079 rentable square feet of space (the “Premises”) in the building located on the property known as and numbered 600 Unicorn Park, Woburn, Massachusetts. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. Under the Lease, Payee, as landlord, has agreed to fund a portion of the Cost of the Initial Work. $         of the Cost of the Initial Work is being financed by Payee under this Note.

Maker shall make monthly payments of principal and interest of $         beginning on the New Premises Commencement Date and on the same day of each calendar month thereafter until the principal together with all interest and other charges payable with respect to the Loan are fully paid. All accrued interest, outstanding principal and other charges due under this Note shall be due and payable on the Termination Date under the Lease (the “Maturity Date”).

All payments received by the Payee are to be applied as follows: (a) first, to payment of all costs and expenses of the Payee incurred in connection with the enforcement of any provision of this Note, or with respect to any collateral or security herefor, or any collection activities relating to all or any portion of the indebtedness evidenced hereby, (b) second, to payment of accrued but unpaid interest due hereunder, and (c) third, to payment of unpaid principal as a full or partial prepayment hereunder.

This Note and all accrued and unpaid interest and other amounts due hereunder may be prepaid in full or in part at any time without premium or penalty.

In the event of (i) default in any payment due hereunder continuing for more than ten (10) days after written notice thereof from Payee, except for payment in full hereunder on the Maturity Date when no notice shall be required, or (ii) an Event of Default under the Lease, then in any such event the principal balance then remaining unpaid, including, without limitation, all unpaid interest and other amounts due hereunder, at the option of the Payee, shall immediately become due and payable. The failure of the Payee to exercise said option to accelerate shall not constitute a waiver of the right to exercise the same at any other time. No delay or omission on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or any other right of the Payee, nor shall any delay, omission or waiver on any one occasion, be deemed a bar to or waiver of the same or any other right on any future occasion.

All amounts due under this Note paid after when due, including, without limitation, the Maturity Date and/or after acceleration, shall bear interest at a rate of eighteen percent (18%) per annum for the due date until such amounts due under this Note or such other amounts as are due hereunder are paid to the Payee.

All notices permitted or required pursuant to this Note shall BE given in the manner provided for under the Lease.

The Maker waives presentment and demand for payment, notice of dishonor, protest and notice of protest and agrees to pay all costs and expenses incurred or paid by the Payee hereof in enforcing this Note or any collateral or security therefor, including, without limitation, reasonable attorneys’ fees and expenses, whether or not litigation is commenced.

This Note shall be governed by and construed according to the laws of the Commonwealth of Massachusetts.

In the event that fulfillment of any provision of this Note at the time performance of such provision shall be due and as a result of any circumstance, shall involve transcending the limit of validity presently or hereinafter prescribed by any applicable usury statute or any other law with regard to obligations of like character and amount, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note that is in excess of the limit of such validity. In no event shall the Maker be bound to pay for the use, forbearance or detention of the money loaned pursuant hereto, interest of more than the maximum rate, if any, permitted by law to be charged by the Payee; the right to demand any such excess being hereby expressly waived by the Payee.

All of the provisions of this Note shall be binding upon and inure to the benefit of the Maker and the Payee hereof and their respective successors and assigns, provided that the Maker may not assign the obligations under this Note.

This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of such change or termination is sought.

[End of text. Signatures on next page.]

IN WITNESS WHEREOF, the Maker has duly executed and delivered this Note under seal as of the day and year first above written.

WITNESS:	MONOTYPE IMAGING HOLDINGS, INC., a Delaware corporation

By:
Name:		Name:
Title:

Exhibit E

Attached to and made a part of Lease

between

ND/CR Unicorn LLC, as Landlord, and

Monotype Imaging Holdings, Inc., as Tenant, as amended

Rules and Regulations for Initial Work and Tenant Alterations

1.	General

a. All Alterations made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by contractors or mechanics approved by Landlord.

b. Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, with full details and specifications for all of the Alterations, in compliance with Section D below.

c. Alterations must comply with the Building Code applicable to the Property and the requirements, rules and regulations and any other governmental agencies having jurisdiction.

d. No work shall be permitted to commence before Tenant obtains and furnishes to Landlord copies of all necessary licenses and permits from all governmental authorities having jurisdiction.

e. All demolition, removals or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before or after normal business hours, and Tenant shall provide Landlord’s Managing Agent with at least 24 hours’ notice prior to proceeding with such work.

f. All inquiries, submissions, approvals and all other matters shall be processed through Landlord’s Managing Agent.

g. All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

2.	Prior to Commencement of Work

a. Tenant shall submit to the Building manager a request to perform the work. The request shall include the following enclosures:

(1)	A list of Tenant’s contractors and/or subcontractors for Landlord’s approval.

(2)	Four complete sets of plans and specifications properly stamped by a registered architect or professional engineer.

(3)	A properly executed building permit application form.

(4)	Four executed copies of the Insurance Requirements Agreement in the form attached to this Exhibit as Attachment I and made a part hereof from Tenant’s contractor and, if requested by Landlord, from the contractor’s subcontractors.

(5)	Contractor’s and subcontractor’s insurance certificates.

b. Landlord will return the following to Tenant:

(1)	A letter of approval or disapproval with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of governmental authorities).

(2)	Two fully executed copies of the Insurance Requirements Agreement.

c. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any Alterations shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of Applicable Law.

d. Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work.

3.	Requirements and Procedures

a. All structural and floor loading requirements of Tenant shall be subject to the prior approval of Landlord’s structural engineer at Tenant’s sole cost and expense.

b. All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers and all mechanical and electrical work shall be performed by contractors who are engaged by Landlord in constructing, operating or maintaining the Building. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

c. If shutdown of risers and mains for electrical, life safety system, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative. No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision.

d. Tenant’s contractor shall:

(1)	have a superintendent or foreman on the Premises at all times;

(2)	police the job at all times, continually keeping the Premises orderly;

(3)	maintain cleanliness and protection of all areas, including elevators (if any) and lobbies.

(4)	protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(5)	block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system; and

(6)	avoid the disturbance of other tenants.

e. If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for corrective work.

f. All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Building. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

g. A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work.

h. Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction.

i. Tenant shall submit to Landlord a final “as-built” set of drawings showing all items of the Alterations in full detail, in both hard copy and electronic form.

j. Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

4.	Standards for Plans and Specifications

Whenever Tenant shall be required by the terms of the Lease (including this Exhibit) to submit plans to Landlord in connection with any Alterations, such plans shall include at least the following:

a. Floor plan indicating location of partitions and doors (details required of partition and door types).

b. Location of standard electrical convenience outlets and telephone outlets.

c. Location and details of special electrical outlets; e.g., photocopiers, etc.

d. Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

e. Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

f. Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.

g. Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

h. Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

i. Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

j. Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

k. Location and weights of storage files.

l. Location of any special soundproofing requirements.

m. Location and details of special floor areas exceeding 50 pounds of live load per square foot.

n. All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s Plans.

o. All drawings to be uniform size (30” x 46”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

p. All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Property is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable authorization in connection with a building permit application.

Attachment I to Exhibit E

Contractor’s Insurance Requirements

Building: 600 Unicorn Park, Woburn, MA

Landlord: ND/CR Unicorn LLC

Tenant: Monotype Imaging Holdings, Inc.

Premises: 42,079 rsf on the 3rd and 4th floor of the Building

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant named above (hereinafter called “Tenant”) of the Building named above (or by Tenant’s contractor) to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the landlord named above (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work, and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

5.	Contractor agrees to indemnify and save harmless Landlord and Landlord’s Agents and their respective affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable Attorneys’ Fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting therefrom) and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

6.	Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

a. Workmen’s Compensation and Employers, Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

b. Comprehensive General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Personal Injury:

$3,000,000 per person

$10,000,000 per occurrence

Property Damage:

$3,000,000 per occurrence

$3,000,000 aggregate

c. Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:

$1,000,000 per person

$1,000,000 per occurrence

Property Damage:

$1,000,000 per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

7.	Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

a. Comprehensive General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

b. Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this day of             ,     .

Contractor:

By:

By:

By: